Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
AND THE ASSOCIATED COMMON STOCK ACQUISITION RIGHTS
OF
RESPIRONICS, INC.
AT
$66.00 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED JANUARY 3, 2008
BY
MOONLIGHT MERGER SUB, INC.
A WHOLLY OWNED SUBSIDIARY OF
PHILIPS HOLDING USA INC.
A WHOLLY OWNED SUBSIDIARY OF

KONINKLIJKE PHILIPS ELECTRONICS N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT
(NEW YORK CITY TIME) ON FEBRUARY 1, 2008, UNLESS THE OFFER IS EXTENDED.

January 3, 2008

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

We have been engaged by Moonlight Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of Philips Holding USA Inc., a Delaware corporation and a direct wholly owned subsidiary of Koninklijke Philips Electronics N.V. (“Parent”), to act as Dealer Manager in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Respironics, Inc. (the “Company”), including the associated common stock acquisition rights (such rights, together with such shares of the Company’s common stock, the “Shares”) issued pursuant to the Rights Agreement, dated June 28, 1996, between the Company and Mellon Investor Services LLC, as amended, for a price per Share of $66.00 net to the seller in cash, without interest and subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated January 3, 2008 (the “Offer to Purchase”), and in the related letter of transmittal enclosed herewith (which together with the Offer to Purchase, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”).

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE
HOLDERS OF THE SHARES TENDER ALL OF THEIR SHARES INTO THE OFFER.

Please furnish copies of the enclosed materials listed below to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee:

1. Offer to Purchase, dated January 3, 2008;

2. Letter of transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (facsimile copies of the letter of transmittal may be used to tender Shares);

3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares (the “Share Certificates”) are not immediately available or if such Share Certificates and all other required documents cannot be delivered to Citibank, N.A. (the “Depositary”) prior to the expiration of the Offer, or if the procedures for book-entry transfer cannot be completed on a timely basis;

4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. The letter to stockholders of the Company from John Miclot, the Company’s President and Chief Executive Officer, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9; and

7. Return envelope addressed by mail to: Citibank, N.A., c/o Mellon Investor Services LLC, P.O. Box 3301, South Hackensack, NJ 07606-3301, or by hand or overnight courier to: Citibank, N.A., c/o Mellon Investor Services LLC, Attn: Corporate Action Dept., 27 Floor, 480 Washington Blvd., Jersey City, NJ 07310.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight (New York City time) on February 1, 2008, unless the Offer is extended.

The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn pursuant to the Offer on or prior to the expiration of the Offer a number of the Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and the approval under the Council Regulation (EC) No. 139/2004 of the European Community, as amended, having been obtained. Certain other conditions to consummation of the Offer are described in Section 13 — “Certain Conditions to the Offer” of the Offer to Purchase. The Offer is not subject to any financing condition.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 20, 2007 (as such may be amended or supplemented from time to time), among Parent, Purchaser and the Company, which provides that following the Offer, Purchaser will be merged with and into the Company with the result that the Company will become a direct wholly owned subsidiary of Parent and each Share, other than Shares owned directly or indirectly by Parent, Purchaser or the Company and Shares with respect to which appraisal rights have been properly exercised pursuant to Section 262 of the Delaware General Corporation Law, will be automatically cancelled and converted into the right to receive in cash the same price paid in the Offer, without any interest thereon and subject to any applicable withholding of taxes.

In all cases, payment for the Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates (or effective affidavits of loss relating to such Share Certificates or a confirmation of a book-entry transfer of such Shares into the Depositary’s account), (ii) a properly completed and duly executed letter of transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a letter of transmittal) and (iii) any other documents required by the letter of transmittal. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any delay in making such payment.

Holders of outstanding Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary before the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedure set forth in Section 3 — “Procedure for Tendering the Shares — Guaranteed Delivery” of the Offer to Purchase. See Instruction 2 of the letter of transmittal. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary, the Dealer Manager and Georgeson Inc. (the “Information Agent”)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the letter of transmittal.

Any questions or requests for assistance or additional copies of the Offer to Purchase and the letter of transmittal may be directed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Deutsche Bank Securities Inc.

Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Parent, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any affiliate of any of the foregoing or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

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